Exhibit 99.1

Digirad Corporation Reports First Quarter Financial Results

Q1 2013 Highlights Include: The Beginning of Implementing the Company's New Strategy, Significant Restructuring Progress, Integration of Acquired Assets and Additional Increases to Share Buyback Program

POWAY, Calif. - May 6, 2013 - Digirad Corporation (NASDAQ: DRAD) today reported revenue of $11.5 million for the first quarter and an ending cash, cash equivalents and available-for-sale securities balance of $25.8 million.

At the end of February, the Company announced that following a lengthy strategic review, management and the board of directors had determined a new strategic direction for the Company. That initiative included:

•	A significant restructuring, primarily of the Diagnostic Imaging camera operation to reduce costs by $3 million to $4 million, on an annual basis.

•
A go-forward focus on maximizing and growing cash flow from its DIS services business. This strategy will include executing on financially disciplined acquisitions that align to and expand cash flow from the DIS operations. The diagnostic imaging business will emphasize a streamlined camera selling effort and efficiency in generating cash flow from the service and maintenance business associated with its installed base of cameras.

•
The aggressive return of cash to shareholders via an increased stock repurchase program, for which the Board ultimately increased the stock repurchase program from its existing $4 million program ($2 million availability) to a $12 million program ($10 million availability).

Digirad CEO Todd Clyde commented on the progress made, “Commercial and corporate activity in the first quarter was brisk as the management team implemented major steps in the restructuring of the business and executed on the organizational changes that will result in a leaner, focused operation. Key recent moves included significant cuts in senior management and other positions that will not be required in the new corporate direction, a decrease in the size of the board of directors, and the acceleration in assessment of acquisition targets that might complement the DIS footprint.”

Clyde continued, “Though these changes involved tough decisions and near term financial charges, we have already begun to decrease our ongoing expense levels in most key categories, and we should see a more significant impact of those reductions by the third quarter, with continued decreases in expenses through the end of fiscal year 2013.”

Digirad President Matt Molchan said, “Run rates in the DIS business remained relatively stable in the first quarter. The year-over-year revenue and gross margin comparison were principally impacted by some pricing pressures and a favorable one-time workers compensation insurance credit of approximately $200,000 reflected in the Q1 2012 gross margin results. During the period, we also completed the integration of the operations of the business we acquired at the end of 2012 and that business began to contribute to our results in Q1 2013.”

Molchan continued, “Though we experienced some large restructuring charges during the quarter and anticipate more charges in the second quarter, by the middle of the year we anticipate we will have the majority of those expenses behind us. In addition, since we announced our new focus, we have identified a growing number of potential “tuck-in” acquisition targets to assess in key DIS regions. The team is focused on implementing all aspects of our new strategy, and I am pleased with the progress we have made thus far. We should start to see the effects of our restructuring in the second half of 2013 as those efforts start translating into improved income and cash flow.”

First Quarter 2013 Summary

•
Total revenue for the first quarter of 2013 was $11.5 million, compared to $13.0 million for the same period in the prior year. DIS revenue for the first quarter of 2013 was $8.9 million, compared to $9.3 million for the same period of the prior year, which included some pricing pressures experience during the 2013 first quarter. Diagnostic Imaging revenue for the first quarter of 2013 was $2.6 million, compared to $3.7 million for the same period of the prior year, reflecting a disruption as the Company deployed its restructuring plan.

•	Gross profit for the first quarter of 2013 was $2.8 million, or 24 percent of revenue, compared to $3.7 million, or 28 percent of revenue in the prior year quarter.

•
Net loss for the first quarter of 2013 was $2.4 million, or $0.13 loss per share, compared to a net loss of $1.3 million, or $0.07 loss per share, in the same period of the prior year. Adjusted net loss for the 2013 first quarter, excluding the $1.0 million in expenses incurred for nonrecurring items related to restructuring activities, was $1.4 million or $0.07 loss per share on an adjusted basis.

•
Operating expenses for the first quarter of 2013 was $5.2 million, compared to $5.0 million in the same period in the prior year. Adjusted operating expenses for the first quarter of 2013 was $4.2 million, compared to the $5.0 million in the same period of the prior year, which reflects the beginning of the restructuring expense reductions since the February 28, 2013 restructuring announcement.

•
Cash, cash equivalents and available-for-sale securities totaled $25.8 million as of March 31, 2013. Cash, cash equivalents and available-for-sale securities totaled $27.2 million as of December 31, 2012.

Conference Call Information
A conference call is scheduled for 10:00 a.m. EDT today to discuss the results and management's outlook. The call may be accessed by dialing 877-941-1427 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

Use of Non-GAAP Financial Measures by Digirad Corporation
This Digirad news release presents the non-GAAP financial measures “adjusted operating expenses”, “adjusted operating loss” and “adjusted loss per share” and “adjusted segment loss”. The most directly comparable measure for these non-GAAP financial measures are operating expenses, operating loss, loss per share and segment loss. The company has included below unaudited adjusted financial information for the quarter ended March 31, 2013 and 2012, which present the Company's results of operations after excluding restructuring charges.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Digirad's financial condition and results of operations is included as Exhibit 99.2 to Digirad's report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2013.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's ability to deliver value to customers, the Company's ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, analysis of potential impairment and restructuring charges, the conclusion of our audit and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300 matt@allencaron.com	Company Contact: Jeffry Keyes, CFO 858-726-1600 ir@digirad.com
(Financial tables follow)

Digirad Corporation
Condensed Consolidated Statements of Loss
(Unaudited)

	Three Months Ended
(in thousands, except per share data)	March 31,
	2013	2012

Revenues:
DIS	$8,939	$9,289
Diagnostic Imaging	2,607	3,680
Total revenues	11,546	12,969

Cost of revenues:
DIS	6,825	6,976
Diagnostic Imaging	1,904	2,321
Total cost of revenues	8,729	9,297

Gross profit	2,817	3,672

Operating expenses:
Research and development	818	897
Marketing and sales	1,236	1,715
General and administrative	2,102	2,265
Amortization of intangible assets	66	77
Restructuring charges	1,004	—
Total operating expenses	5,226	4,954

Loss from operations	(2,409)	(1,282)

Other income (expense):
Interest income	22	26
Other expense	(32)	(12)
Total other income (expense)	(10)	14
Net loss	$(2,419)	$(1,268)

Net loss per share: Basic and diluted	$(0.13)	$(0.07)

Shares used in per share computations:

Weighted average shares outstanding: Basic and diluted	19,322	19,242

Digirad Corporation
Adjusted Financial Information
(Unaudited)

(in thousands, except per share data)	Three Months Ended March 31, 2013
		Nonrecurring
	GAAP	Items [1]	Adjusted [2]

Revenues:
DIS	$8,939	$—	$8,939
Diagnostic Imaging	2,607	—	2,607
Total revenues	11,546	—	11,546

Cost of revenues:
DIS	6,825	—	6,825
Diagnostic Imaging	1,904	—	1,904
Total cost of revenues	8,729	—	8,729

Gross profit	2,817	—	2,817

Operating expenses:
Research and development	818	—	818
Marketing and sales	1,236	—	1,236
General and administrative	2,102	—	2,102
Amortization of intangible assets	66	—	66
Restructuring charges	1,004	(1,004)	—
Total operating expenses	5,226	(1,004)	4,222

Loss from operations	(2,409)	1,004	(1,405)

Other income (expense):
Interest income	22	—	22
Other expense	(32)	—	(32)
Total other income (expense)	(10)	—	(10)
Net loss	$(2,419)	$1,004	$(1,415)

Net loss per share: Basic and diluted [3]	$(0.13)	$0.05	$(0.07)

Shares used in per share computations:

Weighted average shares outstanding: Basic and diluted	19,322	19,322	19,322

1 Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging camera operating activities.

2 Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items noted.

3 Net loss per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented.

Digirad Corporation
Adjusted Financial Information
(Unaudited)

(in thousands, except per share data)	Three Months Ended March 31, 2012
		Nonrecurring
	GAAP	Items [1]	Adjusted [2]

Revenues:
DIS	$9,289	$—	$9,289
Diagnostic Imaging	3,680	—	3,680
Total revenues	12,969	—	12,969

Cost of revenues:
DIS	6,976	—	6,976
Diagnostic Imaging	2,321	—	2,321
Total cost of revenues	9,297	—	9,297

Gross profit	3,672	—	3,672

Operating expenses:
Research and development	897	—	897
Marketing and sales	1,715	—	1,715
General and administrative	2,265	—	2,265
Amortization of intangible assets	77	—	77
Total operating expenses	4,954	—	4,954

Loss from operations	(1,282)	—	(1,282)

Other income (expense):
Interest income	26	—	26
Other expense	(12)	—	(12)
Total other income (expense)	14	—	14
Net loss	$(1,268)	$—	$(1,268)

Net loss per share: Basic and diluted	$(0.07)	$—	$(0.07)

Shares used in per share computations:

Weighted average shares outstanding: Basic and diluted	19,242	19,242	19,242

1 There were no nonrecurring restructuring charges during the quarter ended March 31, 2012.

2 Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items noted.

Digirad Corporation
Adjusted Financial Information
(Unaudited)

	Three Months Ended March 31, 2013
		Nonrecurring
(in thousands)	GAAP	Items [1]	Adjusted [2]

DIS
Revenue	$8,939	$—	$8,939
Gross Profit	2,114	—	2,114
Operating loss	(144)	—	(144)

Diagnostic Imaging
Revenue	$2,607	$—	$2,607
Gross Profit	703	—	703
Operating loss	(2,265)	1,004	(1,261)

	Three Months Ended March 31, 2012
		Nonrecurring
(in thousands)	GAAP	Items [3]	Adjusted [2]

DIS
Revenue	$9,289	$—	$9,289
Gross Profit	2,313	—	2,313
Operating loss	(168)	—	(168)

Diagnostic Imaging
Revenue	$3,680	$—	$3,680
Gross Profit	1,359	—	1,359
Operating loss	(1,114)	—	(1,114)

1 Reflects nonrecurring charges related to restructuring of the Diagnostic Imaging segment.

2 Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items noted.

3 There were no nonrecurring restructuring charges during the quarter ended March 31, 2012.